Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION ANNOUNCES

BRETT D. LEE WILL JOIN AS CHIEF OPERATING OFFICER

DALLAS – (GLOBE NEWSWIRE) – July 10, 2017 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that Brett D. Lee, 42, will join the Company as Executive Vice President and Chief Operating Officer effective August 14. Mr. Lee will report to Chief Executive Officer Lawrence A. Cohen and succeeds Keith Johannessen, who passed away in December 2016 following a courageous battle with cancer.

“We are excited to have someone with Brett’s outstanding leadership abilities and strong record of operational success within the healthcare services sector join our Company,” stated Mr. Cohen. “He is a passionate and committed healthcare executive with a results-oriented focus. His experience as a clinician, clinical leader and executive will be a tremendous asset to our management team and our residents.”

Mr. Lee currently serves as the Chief Executive Officer of the North Texas and Dallas markets of Tenet Healthcare Corporation, overseeing five hospitals, a new joint venture with Baylor, Scott & White Health, 20 ambulatory sites, three freestanding emergency departments and a physician network. His experience also includes serving in senior leadership positions in four of the nation’s top 10 children’s hospitals. Mr. Lee served as Chief Operating Officer at Children’s Healthcare of Atlanta, Chief Operating Officer at Riley Hospital for Children in Indianapolis, Vice President of Operations and Clinical Services at Children’s Medical Center in Dallas, and Vice President of Operations at Cook Children’s Medical Center in Fort Worth.

Mr. Lee has received numerous awards and recognition over his career, including being named the National Young Healthcare Executive of the Year by the American College of Healthcare Executives in 2011, one of 25 national “rising stars” of the healthcare industry by Becker’s Hospital Review in 2012, 2013 and 2014, an “Up and Comer” by Modern Healthcare in 2013, and a “Top 40 Business Leaders under 40” by the Dallas Business Journal.

Mr. Lee received a Bachelor of Science in Physical Therapy from the University of Oklahoma College of Allied Health, a Master of Health Science, Health Finance and Management from The Johns Hopkins School of Public Health, a Master of Science in Leadership Development from the University of Pennsylvania, and a Doctorate in Allied Health and Physical Therapy from Massachusetts General Hospital Institute of Health Sciences. Mr. Lee was recruited with the assistance of Heidrick & Struggles, a premier worldwide executive search and leadership consulting firm.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.